Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FGL Holdings 2017 Omnibus Incentive Plan of Fidelity National Financial, Inc. of our reports dated February 14, 2020, with respect to the consolidated financial statements and schedule of Fidelity National Financial, Inc. and the effectiveness of internal control over financial reporting of Fidelity National Financial, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

June 1, 2020